Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS RECORD REVENUE AND

STRONG EARNINGS GROWTH FOR THE 3rd QUARTER OF 2005

TROY, MI (October 25, 2005)—Kelly Services, Inc., a global provider of staffing services, today announced record revenue and strong earnings growth for third quarter ended October 2, 2005.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the third quarter of 2005 totaled $1.345 billion, an 8.0% increase compared to the $1.245 billion for the corresponding quarter in 2004. Revenue for the nine-month period totaled $3.906 billion, a 7.7% increase compared to the $3.628 billion for the first nine months of 2004.

Net earnings for the third quarter of 2005 totaled $12.7 million, a 57% increase compared to $8.1 million reported for the third quarter of 2004. Net earnings for the first nine months of 2005 totaled $25.9 million, a 96% increase compared to the $13.3 million earned during the comparable nine-month period of 2004.

Diluted earnings per share in the third quarter of 2005 were $0.35, a 52% increase as compared to third quarter 2004 earnings of $0.23 per share. Diluted earnings per share for the first nine months of 2005 were $0.72, a 95% increase compared to the $0.37 per share earned in the first nine months of 2004.

Commenting on the results, Adderley said, “Our revenue of $1.345 billion achieved a new sales record for the third quarter, exceeding the previous record we set in 2004 by nearly $100 million.

“We expect fourth quarter 2005 earnings to be in the range of $0.28 to $0.33, as compared to $0.22 per share in the fourth quarter of 2004. Our 2005 year to date results, combined with our fourth quarter guidance, will bring us to earnings that will range between $1.00 and $1.05 per share for the full year. This forecast is based on moderate global economic growth over the balance of 2005.

“Revenue in our U.S. Commercial staffing segment, which accounted for 46% of total sales, increased 7.9% year over year during the third quarter. The gross profit rate in this segment increased four-tenths of a percent, due to a combination of improved pricing, lower workers compensation costs, and higher fee based income. Expenses increased 6.8% compared to last year. Operating earnings totaled $34.8 million, an increase of 18.4% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 21% of total sales, increased 9.1% year over year during the third quarter. Kelly Engineering Resources and Kelly IT Resources were the leading professional and technical performers in the third quarter. Vendor Management Services and Kelly HRfirst were the leading staffing alternatives units. The Automotive Services Group and the Kelly Law Registry experienced revenue decreases during the quarter. Kelly Staff Leasing revenue also declined, reflecting the repositioning of its customer mix. The PTSA gross profit rate decreased seven-tenths of a percent, primarily due to changes in business unit mix and rates, partially offset by higher fee based income. Expenses increased 3.5% as compared to last year. Operating earnings totaled $17.6 million and increased 7.1% on a year over year basis.

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“Revenue in our International segment, which accounted for 33% of total sales, increased 7.4% year over year during the third quarter. The International gross profit rate decreased by two-tenths of a percent, primarily due to lower temporary staffing gross profit rates partially offset by growth in fee based income. Operating expenses increased by 6.5% in U.S. dollar terms. Operating earnings totaled $6.4 million, an increase of 3.1% compared to last year.

“On a constant currency basis, International segment revenue increased 5.7%, and total Company revenue increased 7.4% year over year in the third quarter.”

In conjunction with its third quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on October 25, 2005 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:
U.S.	1-800-553-0273
International	1-612-332-0335

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the Internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly owns and operates nearly 2,600 offices in 29 countries and territories. Kelly provides employment to over 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care, and home care. Revenue in 2004 was $4.98 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED OCTOBER 2, 2005 AND SEPTEMBER 26, 2004

(UNAUDITED)

(In thousands of dollars except per share data)

	2005	2004	Change	% Change
Revenue from services	$1,344,644	$1,244,854	$99,790	8.0%
Cost of services	1,126,466	1,042,486	83,980	8.1

Gross profit	218,178	202,368	15,810	7.8
Selling, general and administrative expenses	200,849	190,037	10,812	5.7

Earnings from operations	17,329	12,331	4,998	40.5
Interest income (expense), net	10	(194)	204	105.2

Earnings before taxes	17,339	12,137	5,202	42.9
Income taxes	4,664	4,043	621	15.4

Net earnings	$12,675	$8,094	$4,581	56.6%

Basic earnings per share	$0.35	$0.23	$0.12	52.2%

Diluted earnings per share	$0.35	$0.23	$0.12	52.2%

STATISTICS:
Gross profit rate	16.2%	16.3%	(0.1)%
Expenses as a % of revenue	14.9	15.3	(0.4)
% Return - Earnings from operations	1.3	1.0	0.3
Earnings before taxes	1.3	1.0	0.3
Net earnings	0.9	0.7	0.2
Effective income tax rate	26.9%	33.3%	(6.4)%
Average number of shares outstanding (thousands):
Basic	35,725	35,199
Diluted	36,006	35,424

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 39 WEEKS ENDED OCTOBER 2, 2005 AND SEPTEMBER 26, 2004

(UNAUDITED)

(In thousands of dollars except per share data)

	2005	2004	Change	% Change
Revenue from services	$3,905,883	$3,628,129	$277,754	7.7%
Cost of services	3,269,519	3,044,323	225,196	7.4

Gross profit	636,364	583,806	52,558	9.0
Selling, general and administrative expenses	599,332	561,013	38,319	6.8

Earnings from operations	37,032	22,793	14,239	62.5
Interest expense, net	(177)	(716)	539	75.3

Earnings before taxes	36,855	22,077	14,778	66.9
Income taxes	10,909	8,816	2,093	23.7

Net earnings	$25,946	$13,261	$12,685	95.7%

Basic earnings per share	$0.73	$0.38	$0.35	92.1%

Diluted earnings per share	$0.72	$0.37	$0.35	94.6%

STATISTICS:
Gross profit rate	16.3%	16.1%	0.2%
Expenses as a % of revenue	15.3	15.5	(0.2)
% Return - Earnings from operations	0.9	0.6	0.3
Earnings before taxes	0.9	0.6	0.3
Net earnings	0.7	0.4	0.3
Effective income tax rate	29.6%	39.9%	(10.3)%
Average number of shares outstanding (thousands):
Basic	35,619	35,046
Diluted	35,903	35,400

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2005	2004	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$619,324	$573,873	$45,451	7.9%
PTSA	284,889	261,064	23,825	9.1
International	440,431	409,917	30,514	7.4

Consolidated Total	$1,344,644	$1,244,854	$99,790	8.0%

Earnings from Operations:
U.S. Commercial Staffing	$34,821	$29,410	$5,411	18.4%
PTSA	17,569	16,410	1,159	7.1
International	6,351	6,161	190	3.1
Corporate Expense	(41,412)	(39,650)	(1,762)	(4.4)

Consolidated Total	$17,329	$12,331	$4,998	40.5%

	September Year to Date
	2005	2004	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$1,787,263	$1,704,567	$82,696	4.9%
PTSA	838,275	756,427	81,848	10.8
International	1,280,345	1,167,135	113,210	9.7

Consolidated Total	$3,905,883	$3,628,129	$277,754	7.7%

Earnings from Operations:
U.S. Commercial Staffing	$96,780	$83,152	$13,628	16.4%
PTSA	50,098	46,640	3,458	7.4
International	11,318	7,187	4,131	57.5
Corporate Expense	(121,164)	(114,186)	(6,978)	(6.1)

Consolidated Total	$37,032	$22,793	$14,239	62.5%

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2005	2004	Change	% Change
U.S. Commercial	$619,324	$573,873	$45,451	7.9%
PTSA	284,889	261,064	23,825	9.1
International - constant currency*	433,304	409,917	23,387	5.7

Revenue from services - constant currency	1,337,517	1,244,854	92,663	7.4%
Foreign currency impact	7,127		7,127

Revenue from services	$1,344,644	$1,244,854	$99,790	8.0%

	September Year to Date
	2005	2004	Change	% Change
U.S. Commercial	$1,787,263	$1,704,567	$82,696	4.9%
PTSA	838,275	756,427	81,848	10.8
International - constant currency*	1,240,053	1,167,135	72,918	6.2

Revenue from services - constant currency	3,865,591	3,628,129	237,462	6.5%
Foreign currency impact	40,292		40,292

Revenue from services	$3,905,883	$3,628,129	$277,754	7.7%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	October 2, 2005	January 2, 2005	September 26, 2004
	(UNAUDITED)		(UNAUDITED)
Current Assets
Cash and equivalents	$59,286	$79,348	$69,562
Short-term investments	221	6,288	16,182
Trade accounts receivable, less allowances of $17,320, $16,228 and $16,637, respectively	811,583	727,366	741,938
Prepaid expenses and other current assets	47,032	43,942	39,508
Deferred taxes	37,702	36,055	21,827

Total current assets	955,824	892,999	889,017
Property and Equipment, Net	165,947	181,086	173,098
Noncurrent Deferred Taxes	18,353	17,960	11,741
Goodwill, Net	88,723	94,652	84,875
Other Assets	87,082	63,059	58,674

Total Assets	$1,315,929	$1,249,756	$1,217,405

Current Liabilities
Short-term borrowings	$47,991	$34,289	$43,109
Accounts payable	115,252	105,685	94,859
Accrued payroll and related taxes	277,392	246,802	254,813
Accrued insurance	33,683	33,165	38,602
Income and other taxes	64,561	67,839	47,503

Total current liabilities	538,879	487,780	478,886
Noncurrent Liabilities
Accrued insurance	59,883	58,548	62,982
Accrued retirement benefits	56,024	50,892	49,274

Total noncurrent liabilities	115,907	109,440	112,256
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(91,666)	(97,693)	(103,830)
Paid-in capital	23,830	22,530	20,917
Earnings invested in the business	678,298	663,039	658,615
Accumulated foreign currency adjustments	10,565	24,544	10,445

Total stockholders’ equity	661,143	652,536	626,263

Total Liabilities and Stockholders’ Equity	$1,315,929	$1,249,756	$1,217,405

STATISTICS:
Working Capital	$416,945	$405,219	$410,131
Current Ratio	1.8	1.8	1.9
Debt-to-capital %	6.8%	5.0%	6.4%
Global Days Sales Outstanding
Quarter	55	53	54
Year-to-date	57	54	56

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 39 WEEKS ENDED OCTOBER 2, 2005 AND SEPTEMBER 26, 2004

(UNAUDITED)

(In thousands of dollars)

	2005	2004
Cash flows from operating activities
Net earnings	$25,946	$13,261
Noncash adjustments:
Depreciation and amortization	31,709	33,478
Increase in trade accounts receivable, net	(103,981)	(83,377)
Changes in other operating assets and liabilities	61,232	54,816

Net cash from operating activities	14,906	18,178

Cash flows from investing activities
Capital expenditures	(17,899)	(17,650)
Decrease in short-term investments	1,135	80
Increase in other assets	(8,422)	(769)
Investments in unconsolidated affiliates	(19,681)	—

Net cash from investing activities	(44,867)	(18,339)

Cash flows from financing activities
(Decrease) increase in short-term borrowings	(2,708)	3,896
Financing to fund long-term investments in unconsolidated affiliates	19,681	—
Dividend payments	(10,687)	(10,517)
Stock options and other stock sales	5,031	8,532
Other financing activities	1,168	(5,964)
Purchase of treasury stock	—	(3)

Net cash from financing activities	12,485	(4,056)

Effect of exchange rates on cash and equivalents	(2,586)	(232)

Net change in cash and equivalents	(20,062)	(4,449)

Cash and equivalents at beginning of period	79,348	74,011

Cash and equivalents at end of period	$59,286	$69,562